Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 ScanTech AI Systems Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of ScanTech AI Systems Inc. effective at the opening of the trading session on June 18, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).The Company was notified of the Staff determination on November 26, 2025.
On December 2, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On January 22, 2026, the hearing was held.
On February 5, 2026 the Panel reached a
decision and a Decision letter was issued on February 6, 2026.
The Panel decided to suspend the Company from the Exchange.
The Company common stock was suspended on February 10, 2026. The
Staff determination to delist the Company security(IES) became final on March 23, 2026.